Exhibit 4(tt)



                      DATED THE 24TH DAY OF FEBRUARY 1997



                                    BETWEEN



                   AFASIA KNITTING FACTORY (MALAYSIA) SDN BHD
                             (Company No. 16748-H)



                                     -AND-



                          ASE ELECTRONICS (M) SDN BHD
                             (Company No. 212592-H)





                    ***************************************
                          SALE AND PURCHASE AGREEMENT
                    ***************************************
                               MESSRS GHAZI & LIM
                             ADVOCATES & SOLICITORS
                              19TH FLOOR PLAZA MWE
                              NO 8 LEBUH FARQUHAR
                                  10200 PENANG

                           (FILE REP: A66/96/TSS/tph)






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SALE AND PURCHASE AGREEMENT

AN AGREEMENT made this 24th day of February 1997 BETWEEN: -

      1.   PARTIES

      1.1 Afasia Knitting Factory (Malaysia) Sdn Bhd (Company No. 16748-H), a company incorporated in Malaysia and having its registered office at Suite 123-K, 2nd Floor, Wisma Lister Garden, Macalister Road, 10400 Penang (hereinafter referred to as "the Vendor").

      1.2 ASE Electronics (M) Sdn Bhd (Company No. 212592-H), a Company incorporated in Malaysia and having its registered office at 11th Floor, Bangunan FOP, Jalan Anson, 10400 Penang (hereinafter referred to as "the Purchaser").

      2.   RECITALS

      2.1 The Vendor is the registered proprietor of all that piece of land known as No. P.T. 1707, Mukim 12, Daerah Barat Daya, Pulau Pinang comprised in Suratan Hakmilik Sementara No. HS(D) 7817 together with any buildings erected thereon (hereinafter referred to as "the said Property").

      2.2 The said Property is subject to the following conditions of title and restrictions in interest: -


                              SYARAT-SYARAT NYATA

     "Pemilik yang berdaftar selepas Perbadanan Pembangunan Pulau Pinang hendaklah: -

          (i) Dalam tempoh masa 2 tahun dari tarikh pindah milik yang pertama didaftarkan atau dalam jangka masa yang ditetapkan yang diluluskan oleh Pihak Berkuasa Negeri, mendirikan bangunan kilang atau bangunan kilang-kilang di atas tanah yang diberi milik itu mengikut pelan yang diluluskan oleh Pihak Berkuasa Tempatan dan hendaklah memelihara bangunan atau bangunan-bangunan yang telah didirikan itu dengan memuaskan Pihak Berkuasa Tempatan.

          (ii) Membersihkan, melupuskan atau menyebabhan berlakunya pembersihan dan perlupusan 'efluents' perdagangan dalam bentuk atau cara yang memuaskan pihak-pihak berkuasa yang berkenaan.

          (iii)Membayar dan menjelaskan semua cukai, kadar-kadar bayaran hasil dan lain-lain bayaran yang dinilaikan pada masa itu terhadap tanah yang diberi milik tersebut atau mana-mana bahagian yang berkenaan yang dikenakan oleh Majlis Perbandaran Pulau Pinang.

          (iv) Mempastikan bahawa 30% daripada pekerja-pekerja yang diambil dalam perniagaan untuk tanah yang diberi milik itu hendaklah terdiri dari kaum Bumiputra.

                          SEKATAN-SEKATAN KEPENTINGAN

          (i) Tanah yang diberimilik ini tidak boleh dipindah milik, cagar, pajak atau pajakan kecil tampa kebenaran bertulis daripada Pihak Berkuasa Negeri.

          (ii) Tanah yang diberimilik ini tidak boleh dipecah sempadan atau dipecah bahagian.

      2.3  The Land is free from encumbrances.

      2.4 The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase the said Property free from all encumbrances and with vacant possession but subject to all implied or express terms conditions and restrictions in interest affecting the title subject to and on the terms and conditions hereinafter agreed.

      3.   DEFINITIONS

          In this agreement, where the context shall otherwise require, the following expressions shall have the following meanings: -

      3.1 "Acquisition Notice": a notice published in the Government Gazette, pursuant to Section 4 of the Land Acquisition Act, 1960.

      3.2 "Balance": the sum of Ringgit Malaysia Three Million Fifty Five Thousand One Hundred Sixty Three and Cents Nine (RM3,055,163.09) only comprising the RPGT Sum and the Final Balance.

      3.3 "Buildings on the Land": all those structures and Buildings erected on the Land.

      3.4 "Completion": Payment of the Balance on the Completion Date pursuant to Clause 9 herein.

      3.5 "Completion Date": the date of full payment of the Balance which is to be within forty five (45) days from the date of receipt by the Purchaser's Solicitors of the State Authority Consent as defined herein (and not PDC consent or any other consent from any other competent authorities to the sale and purchase of the said Property).

      3.6 "Declaration": declaration published in the Government Gazette, pursuant to Section 8 of the Land Acquisition Act, 1960.

      3.7 "Deposit": the sum of Ringgit Malaysia Three Hundred Thirty Nine Thousand Four Hundred Sixty Two and Cents Fifty Seven (RM339,452.57) only being 10% of the Purchase Price.

      3.8 "Development": the meaning given by Section 2(1) of the Town and Country Planning Act, 1976.

      3.9  "Final Balance": the Balance less the RPGT Sum.

      3.10 "Holiday": any day other than a Working Day.

      3.11 "Land": all that piece of land known as No. P.T. 1707, Mukim 12, Daerah Barat Daya, Pulau Pinang comprised in Suratan Hakmilik Samentara No. HS(D) 7817.

      3.12 "Permitted Use": industry.

      3.13 "the said Property": all of the Land including the Buildings on the Land (if any).

      3.14 "PDC": the Penang Development Corporation.

      3.15 "Purchase Price": the sum of Ringgit Malaysia Three Million Three Hundred Ninety Four Thousand Six Hundred Twenty Five and Cents Sixty Six (RM3,394,625.66) only, which is derived from the price of RM16.70 per square foot of the Land.

      3.16 "Purchaser's Solicitors": Messrs Ghazi & Lim, 19th Floor, Plaza MWE, No. 8, Lebuh Farquhar, 10200 Penang.

      3.17 "RPGT Sum": the sum of Ringgit Malaysia One Hundred Sixty Nine Thousand Seven Hundred Thirty One and Cents Twenty Eight (RM169,731.28) only to be placed in an interest bearing account by the Vendor's Solicitors as stakeholder for payment of any Real Property Gains Tax in accordance with the Real Property Gain Tax Act 1976.

      3.18 "State Authority": person or body exercising powers under statute or any other written law within the State of Penang.

      3.19 "State Authority Consent": the approval and written consent from the State Authority permitting the sale and transfer of the said Property by the Vendor to the Purchaser. If the consent of the State Authority shall be conditional, the consent of the State Authority shall be deemed not obtained until the fulfilment of all the conditions therein contained.

      3.20 "Vendor's Solicitors": Messrs Peter Huang & Richard, 368-3-1, Belissa Row, Jalan Burmah, 10350 Penang.

      3.21 "Working Day": any day from Monday to Saturday, except for public holidays in the State of Penang.

      4.   INTERPRETATION

      4.1 The expression "Vendor" and "Purchaser" includes their nominees, persons deriving title under them respectively, personal representatives permitted successors-in-title and assigns of the said Vendor and the said Purchaser, as the case may be.

      4.2 Where the Vendor or the Purchaser are two or more persons, warranties, representations, agreements, covenants and obligations expressed or implied to be made by or with such party are deemed to be made by or with such persons, jointly and severally.

      4.3 Words importing one gender include all other genders and words importing the singular include the plural and vice versa.

      4.4  The expression "month" means calendar month.

      4.5 The expression "person" or "persons" means natural persons, any body of persons, company, corporation, firm or partnership, corporate or incorporate.

      4.6 The expression "party" or "parties" means the said Vendor or said Purchaser or the said Vendor and said Purchaser respectively.

      4.7 References to "notices" or "notice" means a notice in writing signed by or on behalf of the person making or giving the notice.

      4.8 References to "statute" or "statutes" means and includes any Act of Parliament, Ordinance, Enactment or any other written law and includes any statutory extension or modification, amendment or re-enactment of such statute and any regulation, orders or bye-laws made under such statute or statutes.

      4.9 Any obligation by a party not to do an act or thing shall be deemed to include an obligation to use all reasonable endeavours not to permit or suffer such act or thing to be done by another person.

      5.   NOW IT IS HEREBY AGREED as follows:-

      5.1  AGREEMENT TO SELL AND TO PURCHASE

           The Vendor shall sell and the Purchaser shall purchase the said Property free from all encumbrances and with vacant possession at the Purchase Price subject to and upon the terms and conditions hereinafter appearing.

      5.2  CONDITION PRECEDENT

           The sale and purchase of the said Property under this Agreement shall be conditional upon the following conditions being fulfilled before the Completion Date: -

           (a) the Vendor having a good registrable and marketable title to the said Property;

           (b) the said Property being free from all encumbrances whatsoever as at the Completion Date but subject to all conditions of title and restrictions in interest contained in the document of title;

           (c) the production and delivery by the Vendor to the Purchaser of the issue document of title pertaining to the said Property at the Completion Date;

           (d) vacant possession to the said Property being delivered at the Completion Date;

           (e) the written sanction of the State Authority for the transfer of the said Property by the Vendor to the Purchaser being obtained pursuant to clause 13 of this Agreement; and

           (f) the rectification and perfection of any defect in the document of title of the said Property which shall be at the expense of the Vendor.

      5.3 The Purchaser shall be entitled, at its own discretion, to waive any of the conditions precedents set out in Clause 5.2 above.

      6.   PURCHASER'S OBLIGATIONS

      6.1  The Purchase Price

           The Purchase Price shall be paid by the Purchaser in the following manner: -

           6.1:1 upon the execution of this Agreement the Purchaser shall pay the Deposit to the Vendor (the receipt whereof the Vendor hereby acknowledges).

           6.1:2 on or before the Completion Date the Purchaser shall pay the Balance in the following manner: -

                 6.1:2.1 the RPGT Sum, to the Vendor's Solicitors, as
                         stakeholders in accordance with Clause 8; and

                 6.1:2.2 the Final Balance, to the Purchaser's Solicitors as
                         stakeholders pursuant to clause 9.2:2.

      6.2  Loan

           6.2:1 Notwithstanding clause 9.2 in the event that the Purchaser intends to obtain a loan from a bank or financial institution (such bank or financial institution to be hereinafter referred to as "the Financier") to finance the purchase of the said Property (hereinafter referred to as "the Loan"), then subject to the Purchaser having fully paid to the Vendor or the Vendor's Solicitors, the sum representing the difference between the Balance and the amount of the Loan granted by the Financier on the Balance, if any; the Vendor shall, upon request by the Purchaser or the Purchaser's Solicitors, deliver or cause to be delivered to the Purchaser's Solicitors the following documents:-

                 (a)     the issue document of title to the said Property;

                 (b) all other necessary documents to effect the registration of the Memorandum of Transfer in favour of the Purchaser or its nominee(s) or assignee(s) in respect of the said Property free from encumbrances (including any Withdrawal of Private Caveat and the letter acknowledging receipt by the Director- General of Inland Revenue of the submission of Form CKHT 1 by the Vendor in respect of the sale of the said Property).

                 The Purchaser's Solicitors are hereby authorised to present the Memorandum of Transfer together with the aforesaid documents to effect such registration of the Memorandum of Transfer. After fourteen (14) days from the presentation of the Memorandum of Transfer for registration and subject to the Vendor furnishing a written undertaking in favour of the Financier to refund the Loan in the event the Memorandum of Transfer or the Charge of the said Property in favour of the Financier cannot be registered, the Purchaser shall cause the solicitors acting for the Financier to remit to the Vendor or the Vendor's Solicitors, the amount of the Loan being the remainder of the Purchase Price.

           6.2:2 If the said Property is subject to a Charge, the Purchaser shall cause the Financier to release such portion of the Loan (the Redemption Sum) as may be necessary to secure the discharge of charge and the Vendor shall deliver or cause to be delivered to the Purchaser the issue document of title and all other documents as may be necessary to effect the registration of the Memorandum of Transfer in favour of the said Purchaser or its nominees/assignees. After fourteen (14) days from the presentation of the Memorandum of Transfer for registration and subject to the Vendor and the earlier chargee furnishing a written undertaking in favour of the Financier to refund the Loan in the event the Memorandum of Transfer or the Charge of the said Property in favour of the Financier cannot be registered, the Purchaser shall cause the balance amount of the Loan being the remainder of the Purchase Price to be remitted to the Vendor or the Vendor's Solicitors.

      6.3  Outgoings

                 The Purchaser shall be liable to pay any and all such increases in outgoings or impositions including quit rent, rates and assessments payable in respect of the said Property from the Completion Date.

      7.   THE VENDOR'S OBLIGATIONS

      7.1  Delivery of Documents

           7.1:1 The Vendor shall, upon execution hereof, deliver to the Purchaser's Solicitors the following documents:-

                 (a) certified true copy of the Issue Document of Title to the said Property, the quit rent and assessment receipt of the said Property for the current year;

                 (b) a valid and registrable Memorandum of Transfer of the said
                     Property duly executed by the Vendor in favour of the Purchaser or its nominee(s) or assignee(s);

                 (c) six (6) duly executed Stamp Duty Information Forms (Form
                     PDS-15) in respect of the said Property;

                 (d) certified true copies of the Memorandum and Articles of
                     Association of the Vendor and the Vendor's Form 24, 44 and 49 and Annual Return;

                 (e) two (2) certified true copies of th resolutions of the
                     Directors and shareholders of the Vendor at a Director's meeting and at a general meeting which are in full force and effect authorising the sale of the said Property by the Vendor to the Purchaser on the terms and conditions of this Agreement.

           PROVIDED ALWAYS THAT the Purchaser's Solicitors shall not part deal or transact with the Memorandum of Transfer in any manner whatsoever or present the same for registration save for submitting the same for stamp duty adjudication and stamping and/or to obtain release of the Loan.

      7.2  The Vendor warrants and undertakes as follows: -

                 (a) that it has not done and shall not do in or near the said
                     Property any act or thing by reason of which the Purchaser may under any statute incur have imposed upon it or become liable to pay any penalty damages compensation costs charges or expenses;

                 (b) that all rates, taxes, assessments, duties, charges,
                     impositions and other outgoings charged, assessed or imposed on the said Property or upon the owner or occupier of the said Property have been paid up to date;

                 (c) that there are no outstanding professional or consultancy fees, charges, disbursements and costs whatsoever due to consultants in respect of the said Property and jointly and severally undertake to indemnify the Purchaser against all claims, damages, losses, actions, demands and proceedings whatsoever in respect of the same;

                 (d) before Completion Date, the Vendor shall discharge all consultants (if any) employed by it in respect of the said Property and shall procure letters of release from the said consultants;

                 (e) that the Vendor has not made any planning permission
                     application and/or submitted any building plans in respect of the development of the said property;

                 (f) that the said Property may be lawfully used under the Town and Country Planning Act 1976 and is not within any conservation area nor subject to any conservation guidelines issued by a competent authority exercising powers under statute or any other written law;

                 (g) that as at the date of this Agreement until payment of the
                     Balance Purchase Price there does not exist any party with any interest in the said Property save for the Vendor;

                 (h) during the continuance of this Agreement and before the completion of the sale and purchase herein, the Vendor shall not sell transfer assign dispose of or otherwise deal with the said Property or create any charge or encumbrance or let or lease the said Property or otherwise part with possession of the said Property or any part thereof;

                 (i) that the State Authority has sanctioned the said Property for the Permitted User;

                 (j) that the Vendor is not in breach of any of the terms of the Sale and Purchase Agreement dated 17th July 1991 between the Penang Development Corporation ("PDC") and the Vendor in respect of the said Property and the Vendor has not received any notices from PDC or any other authorities in respect of any breach of the said Sale and Purchase Agreement or otherwise.

      8.   REAL PROPERTY GAINS TAX

      8.1 The parties hereto shall duly submit to the Director General of Inland Revenue, West Malaysia, the notification forms prescribed under Real Property Gains Tax Act 1976 within the prescribed time in respect of the sale and purchase of the said Property and furnish all such information, particulars and documents as may be required by the Director General in connection therewith. The Vendor shall forward a copy of acknowledgment of such submission to the Purchaser's Solicitors forthwith upon receipt.

      8.2 The Vendor's Solicitors are hereby authorised to pay the whole or part of the RPGT Sum to the Director - General of Inland Revenue towards payment of any tax payable by the Vendor under the Real Property Gains Tax Act 1976 in respect of the sale of the Property by the Vendor to the Purchaser hereunder.

      8.3 After the Certificate of Clearance issued by the Director - General of Inland Revenue in respect of the sale of the said Property by the Vendor to the Purchaser shall have been received by the Vendor's Solicitors, the RPGT Sum or such part thereof (if any) as shall remain after deduction of any payment made to the said Director - General pursuant to clause 8.2 shall be released and paid over by the Vendor's Solicitors to the Vendor.

      8.4 The Vendor shall indemnify and keep the Purchaser indemnified against all and any claims that may be made in respect of the Real Property Gain Tax Act 1976 concerning the sale of the said Property from the Vendor to the Purchaser. In the event the Vendor fails or delays in submitting the Form CKHT 1 in respect of the Real Property Gains Tax Act 1976 resulting in a penalty being imposed on the late stamping of the Memorandum of Transfer, the Vendor shall be liable for any penalty incurred.

      9.   COMPLETION

      9.1 It is hereby agreed that the Completion Date shall be the date of full payment of the Balance which is to be within forty five (45) days from the date of receipt by the Purchaser's Solicitors of the State Authority Consent.

      9.2 Completion shall take place at the office of the Purchaser on the Completion Date, where and when the following shall be delivered and accomplished: -

           9.2:1 the Vendor shall cause to be delivered to the Purchaser's
                 Solicitors the issue document of title to the said Property as well as all other documents necessary to enable the Purchaser to register the transfer of the said Property (including any withdrawal of Private Caveat and the letter acknowledging receipt by the Director - General of Inland Revenue of the submission of Form CKHT 1 by the Vendor in respect of the sale of the said Property);

           9.2:2 the Purchaser shall pay the Final Balance to the Purchaser's
                 Solicitors as stakeholders to be released to the Vendor after seven (7) days of obtaining the documents referred to in clause 9.2:1;

           9.2:3 the Purchaser shall pay the RPGT Sum to the Vendor's
                 Solicitors as stakeholders in accordance with clause 8.

     10.   POSSESSION

           Vacant possession of the said Property shall be delivered to the Purchaser on the Completion Date.

     11.   RIGHTS OF RESCISSION AND TERMINATION

     11.1 The Vendor may by service of a notice on the Purchaser rescind this Agreement if the Purchaser fails to pay the Balance in the manner and within the time stipulated in this Agreement.

     11.2 At any time before the registration of the Purchaser as the registered proprietor of the said Property and without prejudice to any other rights and remedies of the Purchaser, the Purchaser may by service of a notice on the Vendor rescind this Agreement in the event: -

           (a) a statutory provision prohibits, restricts or imposes adverse conditions upon the use of the said Property;

           (b) if all or any of the searches and supplementary enquiries submitted to the Majlis Perbandaran and/or the Land Office/Registry reveal matters adverse to the said Property, then in such an event, the Purchaser shall serve a notice stating matters adverse to the said Property;

           (c) the Vendor enters into any composition or arrangement with its creditors or enter into liquidation whether compulsory or voluntary or if any distress or execution be levied upon the Vendor or the Vendor's goods or in the event a petition for winding-up is presented or a winding-up order is made against the Vendor;

           (d) the Vendor breaches any provisions under this Agreement and/or if the recitals to this Agreement are untrue or incorrect;

           (e) pursuant to clause 13.4 herein, the State Authority Approval is not obtained or fulfilled or considered not to have been obtained or fulfilled within six (6) months from the date of this Agreement;

         whereupon service of such notice by the Vendor/Purchaser (as the case may be), this Agreement shall be determined, terminated or rescinded and the provisions of clause 12 shall apply.

      12.  RESCISSION AND TERMINATION CONSEQUENCES

      12.1 In the event this Agreement is terminated: -

           (a) pursuant to clause 11.1, the Vendor shall be entitled to rescind or terminate this Agreement and the Deposit shall be forfeited absolutely;

           (b)   pursuant to clause 11.2:

                 (aa) the Purchaser shall be entitled to rescind or terminate this Agreement and to a refund of any part of the Purchase Price paid to the Vendor;

                 (bb) the Vendor shall within seven (7) working days of such rescission or termination taking effect refund the Purchaser (and the Financier, and the case may be) any part of the Purchase Price paid to the Vendor, otherwise the Vendor shall pay interest to the Purchaser at the rate of ten per centum (10%) per annum on the said sum from the said seventh day until the date of actual payment.

      12.2 Subject to clause 12.1(b)(bb) being complied with by the Vendor and further to clause 12.1, the Purchaser or the Purchaser's Solicitors shall return to the Vendor the Memorandum of Transfer and the issue documents of title to the said Property and any other documents forwarded to the Purchaser/Purchaser's Solicitors as requested back by the Vendor.

      12.3 Subject to clause 12.1 and 12.2, this Agreement is cancelled and shall be of no further effect, and neither party shall have any claim against the other whether arising out of this Agreement or otherwise.

      13.  APPROVAL OF STATE AUTHORITY

      13.1 The Purchaser shall apply for the approval of the State Authority for the sale and purchase herein (hereinafter referred to as "the State Authority Application") and the Purchaser shall use its best endeavour to obtain the aforesaid approval from the State Authority.

      13.2 The Vendor shall at the request of the Purchaser within five (5) days supply to the Purchaser all documents and information that may be required for the State Authority Application.

      13.3 It is hereby agreed between the parties that if the State Authority Application is approved subject to any conditions, modifications and/or variations of any nature whatsoever (hereinafter referred to as "the Approval Conditions") which may be materially adversed to the Purchaser, the Purchaser shall within fourteen (14) days of being notified of the Approval Conditions give written notice to the Vendor of its objections to the same. The Purchaser shall be entitled to appeal to the State Authority within twenty-one (21) days of being notified of the Approval Conditions. In the event that the appeal to the State Authority is rejected or should the application be re-approved with amended conditions (hereinafter referred to as "the

           Amended Conditions") which are not acceptable to the Purchaser, the Purchaser shall within fourteen (14) days of being notified of the Amended Conditions give written notice to the Vendor of its objections to the same, then the Purchaser shall be entitled to rescind or terminate this Agreement and to a refund of the Deposit less half of all fees and expenses paid to the PDC and the State Authority relating to the State Authority Application. The Vendor shall accordingly furnish to the Purchaser, satisfactory receipts and documentation for the said fees and expenses.

      13.4 In the event that the State Authority Approval is not obtained or fulfilled or considered not to have been obtained or fulfilled, other than in accordance with clause 13.3, then this Agreement shall be rendered null and void and neither party herein shall thereinafter have any further claims or rights hereinunder and the provisions of clause 11.2(e) and 12 herein shall apply.

      14.  APPORTIONMENT OF OUTGOINGS

         All quit rent and rates and assessments and other outgoings (if any) in respect of the said Property shall be apportioned between the parties hereto from the Completion Date and any sum or sums due by virtue of such apportionment shall be paid or allowed as the case may be PROVIDED ALWAYS that the Vendor shall indemnify the Purchaser in respect of any loss or penalty imposed by reason of any late or non payment of such outgoings for any period prior to the Completion Date.

     15.   NOTICES

         Notices to the Vendor and the Purchaser as the case may be shall (without prejudice to any other means of service) be deemed served on the Vendor or the Purchaser, if delivered or sent by hand or prepaid A.R. Registered Post to the address stated to be the Vendor's or the Purchaser's in Clause 1. Notices by facsimile transmission shall be deemed served upon receipt of acknowledgment by the recipient.

     16.   WAIVER

     16.1 No right under this Agreement shall be deemed waived, unless made or confirmed in writing and signed by or on behalf of the party waiving such right.

     16.2 A waiver by a party shall be without prejudice to its rights or remedies in respect of any other breach of this Agreement by either of the parties.

     16.3 Any failure by a party to enforce any of the provisions of this Agreement or any forbearance, delay or indulgence granted by that party to the other party shall not be construed as a waiver of that party's rights under this Agreement.

     17.   SEVERANCE

         If any provision of this Agreement is declared by any judicial or other competent authority to be void voidable illegal or otherwise unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

      18.  FORCE MAJEURE

         In the event of national emergency war prohibitive governmental regulation or if any other cause beyond the reasonable control of the parties hereto or either of them renders the performance of this Agreement impossible the Purchaser shall be entitled at any time before the Completion Date to terminate this Agreement by giving notice in writing to the Vendor and upon the service of such notice on the Vendor this Agreement shall be terminated and the Deposit shall forthwith and in any case within seven (7) days after the service of such notice be refunded to the Purchaser but without any interest costs or compensation unless the Vendor shall fail to refund the Deposit within the said period of seven (7) days in which event the Deposit shall be refunded with interest thereon at the rate of ten (10) per centum per annum calculated from the date of the service of such notice up to the date of actual repayment and the Memorandum of Transfer shall be cancelled and declared null and void and save for the refund the Deposit and interest (if any) and the cancellation of the Memorandum of Transfer neither of the parties hereto shall have any claim against the other under or in respect of this Agreement or otherwise howsoever (save the removal or withdrawal of any Private Caveat lodged by the Purchaser).

      19.  COSTS AND STAMP DUTIES

         Each party shall pay its own solicitors' and disbursements fees of and incidental to the negotiation, preparation and completion of this Agreement. The Purchaser shall pay the stamp duty adjudication fees (where applicable) on the original and three (3) counterparts and registration fees with respect to this Agreement and the transfer of the said Property to the Purchaser. The Vendor agrees to pay the State Authority Consent fees, any charges/fees/levy and all other forms of payment imposed by PDC or any other competent authorities pertaining to the sale and purchase of the said Property herein, as well as any additional stamp duty and/or penalty that may be imposed by the Collector of Stamp Duty or such other competent authority in respect of this Agreement and/or the Memorandum of Transfer if such duty/penalty is payable due to the Vendor's default.

      20.  PRIVATE CAVEAT

         Upon the execution of this Agreement, the Purchaser shall be entitled to file a private caveat against the said Property PROVIDED THAT the Purchaser shall at the same time execute in escrow the Notice of Withdrawal of Private Caveat in the form prescribed by the National Land Code 1965 which Notice shall be deposited with the Purchaser's Solicitors for safekeeping. In the event this Agreement is terminated for any reasons whatsoever the Purchaser's Solicitors are hereby authorised to forthwith present such Notice at the relevant Land Registry/Office to effect the Withdrawal of the Private Caveat.

      21.  GOVERNMENT ACQUISITION

     21.1 The Vendor hereby warrants and undertakes to the Purchaser that as at the date of execution of this Agreement the Vendor has no knowledge nor any reason to believe that the said Property or any part thereof has been acquired or is subject to acquisition or intended acquisition by any governmental statutory urban municipal or other authority or that any advertisement in the Government Gazette of such intention has been published pursuant to either
           Section 4 or Section 8 of the Land Acquisition Act, 1960.

     21.2 In the event that the said Property or any part thereof shall be subject to acquisition under Sections 4 or 8 of the Land Acquisition Act, 1960 or other legislation in Malaysia, before the presentation of the Memorandum of Transfer to the relevant authority for registration, the Vendor shall immediately give notice thereof to the Purchaser of the Vendor's receipt thereof.

     21.3 The Purchaser shall within seven (7) days after the receipt of the notice from the Vendor, but in any event before the presentation of the Memorandum of Transfer to the relevant authority for registration, notify the Vendor in writing of the Purchaser's decision whether to determine this Agreement, or to proceed with the purchase herein subject to a mutually agreed adjustment in the Purchase Price.

     21.4 If the Purchaser decides to proceed with the purchase, the Vendor shall give notice to the acquiring authority of the Purchaser's interest in the said Property and the Purchaser shall be entitled to all compensation payable in respect of such acquisition and PROVIDED ALWAYS THAT the Purchaser shall have paid the adjusted Purchase Price to the Vendor. The Purchaser shall be entitled to appear and to attend to enquiries or hearings or appeals or negotiations or in making claims in respect of the said compensation either in the name of the Vendor or the Purchaser or to join in with the Vendor and all compensation monies received by the Vendor shall be held in trust for the Purchaser and shall be paid over to the Purchaser forthwith upon demand being made by the Purchaser.

     21.5 If the Purchaser decides not to proceed with the purchase the Vendor shall refund the Deposit and all monies paid to account of the Purchase Price within seven (7) days without interests, costs, damages or whatsoever compensation otherwise the Vendor shall pay interest to the Purchaser at the rate of ten per centum (10%) per annum on the said sum from the eighth (8th) day until the date actual payment.

      22.  DEVELOPMENT AREA

         If the said Property or any part or parts thereof shall be within an area declared (whether before, on or after the date of this Agreement) by the proper local planning authority to be a development area pursuant to Section 38 of the Town and Country Planning Act, 1976 the Purchaser may by notice in writing served on the Vendor or the Vendor's Solicitors at any time prior to the payment of the Balance rescind the sale and purchase of the said Property and upon the service of such notice the contract for the sale and purchase of the said Property hereby made shall be rescinded accordingly and the Deposit shall forthwith and in any case within seven (7) days after the service of such notice be refunded to the Purchaser but without any interest costs or compensation unless the Vendor shall fail to refund the Deposit within the said period of seven (7) days in which event the Deposit shall be refunded with interest thereon at the rate of ten (10) per centum per annum calculated from the date of the service of such notice up to the date of actual repayment and the Memorandum of Transfer shall be cancelled and declared null and void and the Private Caveat (if any) lodged by the Purchaser shall forthwith be withdrawn by the Purchaser at its own cost and expense whereupon this Agreement shall become null and void and save for the refund of the Deposit and interest (if any) and the cancellation of the Memorandum of Transfer neither of the parties hereto shall have any claim against the other under or in respect of this Agreement or otherwise howsoever.

      23.  TRANSFER REJECTED FROM REGISTRATION

         Further to clauses 6.2 and 9.2, in the event that the adjudicated and stamped Memorandum of Transfer of the said Property together with the issue documents of title of the said Property shall be rejected from registration by the registering authority for reasons not attributable to the Purchaser or due to any defect in the title the Vendor shall within seven (7) days of such rejection refund to the Purchaser and the Financier accordingly all sums of money paid over an account of the Purchase Price ("the Sums Paid Over") (including the RPGT Sum if the same shall have been paid to the Director - General of Inland Revenue). If the Sums Paid Over is not refunded within the said seven
         (7) days, the Vendor shall pay interest to the Purchaser at the rate of ten per centum (10%) per annum on the Sums Paid Over from the eighth (8th) day until the date of actual payment. Upon receipt of the Sums Paid Over, by the Purchaser and the Financier the Purchaser shall withdraw the private caveat lodged by the Purchaser (if any) and forward to the Vendor's Solicitors the issue document of title to the said Property after its return by the relevant land office registry, and thereupon this Agreement shall terminate and become null and void.

      24.  MISCELLANEOUS

     24.1  Time

          Time shall be of the essence in this Agreement.

     24.2  Supersedes Prior Agreements

               This Agreement supersedes any prior agreements between the parties, whether written or oral, and any such prior agreements are cancelled as at the date of this Agreement but without prejudice to any rights which have already accrued to either of the parties.

     24.3  Change of Address

               Each party shall serve notice on the other of the change or acquisition of any address and of any telephone, telex, facsimile, electronic mail or similar number at the earliest possible opportunity but in any event within forty eight (48) hours of such change or acquisition.

     24.4  Rights Cumulative

               All rights granted to either of the parties shall be cumulative and no exercise by either of the parties of any right under this Agreement shall restrict or prejudice the exercise of any other right granted by this Agreement or otherwise available to it.

     24.5  Headings

               The headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

     24.6  Binding Effect of Agreement

               This Agreement shall be binding upon the parties hereto, their respective heirs personal representatives successors in title liquidators and assigns.

     24.7  Specific Performance

               The parties hereto shall be entitled to specific performance of this Agreement Provided that they have respectively complied with all the terms and conditions and obligations herein contained.

     24.8  Schedules

               The Schedules referred to in this Agreement shall form part of this Agreement.

     24.9  Written Communications

               The Vendor shall within two (2) working days of the receipt of a written communication relating to the said Property from a competent authority exercising powers under statute or any other written law, or before registration of the Memorandum of Transfer in favor of the Purchaser or its nominee(s)/assignee(s) in respect of the said Property (whichever is the earlier) deliver to the Purchaser a photocopy of such communication.

    24.10  License To Enter The Said Property

               As from the date of this Agreement, the Vendor shall permit the Purchaser or its contractors surveyors architects workmen or agents to enter upon the said Property to carry out survey, take measurements, plant pegs and boundary stones and such other work as the Purchaser shall consider to be necessary for or in connection with the

               Purchaser's proposed development of the said Property PROVIDED THAT the Purchaser shall indemnify and keep the Vendor fully indemnified against all actions and proceedings for personal injury, death or damages to property arising from the negligence of the Purchaser or its contractors, surveyors, architects, workmen, agents or duly authorised representatives.

    24.11  Execution of Plans

               The Vendor shall within fourteen (14) days of the request of the Purchaser, execute all such plans and documents as may be reasonable and necessary to enable the Purchaser to apply for planning permission and building plans in respect of the development of the said Property Provided that all costs fees disbursements premiums and expenses whatsoever in connection with the application for the planning permission and the building plans shall be borne fully by the Purchaser and the Purchaser hereby undertakes to compensate and indemnify and keep the Vendor fully indemnified against all claims, demands, actions, proceedings, penalties, increased rates and assessments, premiums, losses and damages whatsoever arising out of the execution of the plans and documents by the Vendor.

    24.12  Assignment

               This Agreement and all rights in it may be assigned or transferred by the Purchaser and the Purchaser or its assignee or transferee or nominee shall be entitled to specific performance of this Agreement.

    24.13  Working Day

               Where the last day for doing any act or thing or taking any step would but for this provision be a Sunday or a Holiday, such last day shall instead be the next following working day.

    24.14  Misdescription of Property

                 (a) The parties hereto mutually agree that the said
                     Property comprise of an area of 4.66646 acres and if upon survey whether before or after Completion, the said area shall be different from the agreed area herein, the Purchase Price shall be recalculated and readjusted as follows: -

                     (no. of acres X 43560 X RM16.70)

                 (b) Any payments/refunds due from the calculations in clause
                     24.14(a) above shall be settled on the Completion Date or within fourteen (14) days from the date of written notice (whichever is later).

IN WITNESS whereof the parties have on the date above referred to affixed their respective Common Seals


The Common Seal of the Vendor is                     )
herein affixed in the presence                       )
of: -                                                )



 /s/ Chang Chuen Kwan            /s/ Chow Ching Hua
----------------------          ---------------------
         Director                           Secretary
         Chang Chuen Kwan                   Chow Ching Hua (LS 003227)


The Common Seal of the Purchaser                     )
is herein affixed in the                             )
presence of: -                                       )


/s/ Walter Davis Delauder       /s/ Hsiang De-Way
-------------------------       --------------------
         Director                            Director/Secretary
         Walter Davis Delauder               Hsiang De-Way